Exhibit 99.1

TuHURA Biosciences Announces $50 Million Credit Facility and Royalty Transaction Extending Anticipated Cash Runway into 2028

Credit facility anticipated to fund development of pipeline, including IFx-2.0 through Phase 3 results and TBS-2025 to key efficacy measurement milestones

TAMPA, Fla., April 22, 2026 — TuHURA Biosciences, Inc. (NASDAQ:HURA) (“TuHURA” or the “Company”), a Phase 3 immuno-oncology company developing novel therapeutics to overcome resistance to cancer immunotherapy, today announced that it has entered into a loan agreement providing a credit facility of up to $50 million in funding to support the Company’s pipeline, ongoing clinical trials, and general corporate expenses. The lender is an affiliate of the Company’s largest stockholder, K&V Investment One LLC.

Under the terms of the loan agreement, TuHURA will have the ability to draw down monthly on the facility on an as-needed basis to fund monthly expenses for ongoing clinical development and operations. The facility bears a 12% annual interest rate on outstanding funds drawn, with interest paid monthly and principal repayment due at a 5-year maturity date of April 21, 2031. The loan facility is secured by the assets of the Company and its subsidiaries. In connection with the credit facility, the Company granted the lender a low to mid-single digit percentage royalty on annual commercial sales by the Company or its sublicensees of products based on IFx-2.0.

“We are gratified to have established this non-equity based source of operating capital on what we believe are attractive terms for a company such as TuHURA. This agreement allows us to fund operations through anticipated key milestones this year and beyond through anticipated top-line Phase 3 results of our lead IFx-2.0 program. Importantly, we control the timing and amount of funds drawn under this facility while preserving the ability to be opportunistic in securing other potential sources of capital, including corporate partnerships or equity financings,” said Dr. James Bianco, President and Chief Executive Officer of TuHURA Biosciences. “We believe that it is unusual to access such an attractive source of capital in advance of a BLA submission or pending FDA approval. This funding is a testament to the conviction our largest shareholder has in our strategy and in the potential for the clinical and commercial success of IFx-2.0.”

Additional information regarding the credit facility and royalty agreement, including the terms and provisions of the loan agreement, can be found in the Company’s Current Report on Form 8-K filed today with the Securities and Exchange Commission.

About TuHURA Biosciences, Inc.

TuHURA Biosciences, Inc. (Nasdaq: HURA) is a Phase 3 immuno-oncology company developing novel technologies to overcome primary and acquired resistance to cancer immunotherapy, two of the most common reasons cancer immunotherapies fail to work or stop working in the majority of patients with cancer.

TuHURA’s lead innate immune agonist, IFx-2.0, is designed to overcome primary resistance to checkpoint inhibitors. TuHURA has initiated a single randomized placebo-controlled Phase 3 registration trial of IFx-2.0 administered as an adjunctive therapy to Keytruda® (pembrolizumab) compared to Keytruda® plus placebo in first-line treatment for advanced or metastatic Merkel Cell Carcinoma.

In addition to its innate immune agonist product candidates, TuHURA acquired TBS-2025 in its acquisition by merger with Kineta Inc. on June 30, 2025. TBS-2025 is a VISTA inhibiting mAb moving into Phase 1b/ 2 development in mutNPM1 r/r AML. In addition, TuHURA is leveraging its Delta Opioid Receptor technology to develop first-in-class, bi-specific, bi-functional antibody drug conjugates (ADCs) targeting Myeloid Derived Suppressor Cells to inhibit their immune-suppressing effects on the tumor microenvironment to prevent T cell exhaustion and acquired resistance to checkpoint inhibitors and cellular therapies.

For more information, please visit www.tuhurabio.com and connect with TuHURA on Facebook, X, and LinkedIn.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of, and subject to the safe harbor created by Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These Forward-Looking Statements are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and other future conditions. In some cases, you can identify these statements by forward-looking words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “should,” “would,” “project,” “plan,” “expect,” “goal,” “seek,” “future,” “likely,” or the negative or plural of these words or similar expressions. Examples of such forward-looking statements include, but are not limited to, express or implied statements regarding our expectations, hopes, beliefs, or intentions regarding: our ability to draw down sufficient funds against the above-described credit facility, our needs and expectations regarding existing and future capital resources and expenses and our need for additional capital; the anticipated development, regulatory pathway and timing of our IFx-2.0 Phase 3 trial; the development of TBS-2025, our other technologies and product candidates; and the anticipated regulatory pathway and timing of the foregoing development programs, studies and trials. You are cautioned that such statements are not guarantees of future performance and that actual results or developments may differ materially from those set forth in these forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, among others: the risk that the Company may be unable to satisfy conditions to drawdown or maintain compliance with the terms of the above-described credit facility; the risk that funds available under the credit facility may be insufficient to fund the Company’s operations and development programs to the extent anticipated; risks associated with conducting the ongoing Phase 3 trial for IFx.20; the risks associated with continuing the development of TBS-2025 and our DOR technologies; risks related to patient enrollment, trial design, data outcomes and regulatory interactions; uncertainty regarding the timing and likelihood of regulatory approvals; potential conflicts of interest arising from the credit facility with an affiliate of the Company’s largest stockholder, and the other risks described from time to time in detail in TuHURA’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as filed on March 31, 2026, and TuHURA’s other reports and filings with the SEC from time to time, which are available on TuHURA’s website and at www.sec.gov.

The forward-looking statements and other information contained in this press release are made as of the date hereof, and TuHURA does not undertake any obligation to update publicly or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise, unless so required by applicable securities laws.

Investor Contact:

Monique Kosse

Gilmartin Group

Monique@GilmartinIR.com